Exhibit 10.10

FOURTH AMENDING AGREEMENT ENTERED INTO AS OF THE 15th DAY OF JANUARY, 2015.

AMONG:	CATERPILLAR FINANCIAL SERVICES LIMITED
(“Lessor”)

AND:	THOMPSON CREEK METALS COMPANY INC.
(“Lessee”)

AND:	TERRANE METALS CORP.
(“Terrane”)
WHEREAS the Lessor, the Lessee and Terrane entered into a master funding and lease agreement dated as of March 30, 2011 for the lease of Equipment for use at the Location, amended and restated that agreement by an amended and restated master funding and lease agreement dated as of December 9, 2011 (“Amended and Restated Agreement”), amended the Amended and Restated Agreement by amending agreements dated as of March 6, 2012 (“First Amendment”) August 24, 2012 (“Second Amendment”), and November 12, 2012 (“Third Amendment”), (the Amended and Restated Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Original Agreement”);
WHEREAS the parties hereto wish to amend the Original Agreement on the terms and subject to the conditions contained herein, the Original Agreement, as amended hereby, being hereinafter collectively called the “Master Agreement”).
NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions
Words and expressions defined in the Original Agreement are used with the same respective defined meanings in this fourth amending agreement unless the context requires otherwise.

1.2	Headings
The division of this fourth amending agreement into articles and sections and the headings and titles are for convenience of reference only and shall not affect the meaning or construction of this amending agreement.

1.3	Singular and Plural: Gender
Except where the context requires otherwise, in this fourth amending agreement, the singular includes the plural and vice-versa and a word denoting gender includes each gender.

2.	AMENDMENTS

2.1	Section 1.1 of the Original Agreement is hereby amended as follows:

2.1.1	The definition of “Available Facilities” is hereby replaced in its entirety by the following:
““Available Facilities” means the Tranche A Facility in the Tranche A Facility Amount, the Tranche B Facility in the Tranche B Facility Amount, the Tranche C Facility in the Tranche C

Facility Amount and the Tranche D Facility in the Tranche D Facility Amount, less all amounts utilised by the Lessee under this Master Agreement by way of Acquisition Costs under the applicable Facility.”

2.1.2	The definition of “COCP” is replaced in its entirety by the following:
““COCP” means each component operating cost program agreement entered or to be entered into in relation to any of the Equipment between the Lessee or Sub‑lessee, on the one hand, and Seller or other qualified third party reasonably acceptable to Lessor and responsible for the ongoing repair and replacement of material Equipment components, on the other, each with a term of at least three (3) years following the delivery of the related Equipment and in form and substance satisfactory to the Lessor acting reasonably, provided that i) to March 31, 2012 only but not thereafter, a preventative maintenance program acceptable to the Lessor but not constituting a COCP may be accepted by Lessor; and ii) following the Effective Date of the Tranche D Facility, no COCP shall be required.”

2.1.3	The definition of “Equipment” is hereby replaced in its entirety by the following:
““Equipment” means the particular goods, including tires and fire suppression systems, specified or to be specified in a Lease Contract or any of them, together with all parts and accessories therefor and replacements thereof and all additions, which shall be purchased from a Seller or the Lessee and which shall become the property of the Lessor, and accessories thereto.”

2.1.4	The definition of “Facilities” is hereby replaced in its entirety by the following:
““Facilities” means the Tranche A Facility in the Tranche A Facility Amount, the Tranche B Facility in the Tranche B Facility Amount, the Tranche C Facility in the Tranche C Facility Amount and the Tranche D Facility in the Tranche D Facility Amount, provided by the Lessor to the Lessee upon the terms and subject to the conditions of this Master Agreement.”

2.1.5	The definition of “Facility Amounts” is hereby replaced in its entirety by the following:
““Facility Amount” means the aggregate amount of Facilities made available to the Lessee pursuant to the terms of the Master Agreement, provided that the Facility Amount outstanding at any time shall not exceed USD132,000,000.”

2.1.6	The definition of “Tranche” is hereby replaced in its entirety by the following:
““Tranche” means any one of the Tranche A Facility, Tranche B Facility, Tranche C Facility or Tranche D Facility, as applicable.”

2.1.7	A definition of “Tranche D Facility” is added as follows:
““Tranche D Facility” means the Lease Facility in the Tranche D Facility Amount.”

2.1.8	A definition of “Tranche D Facility Amount” is added as follows:
““Tranche D Facility Amount” means USD14,000,000.”

2.1.9	A definition of “Tranche D Maturity Date” is added as follows:
““Tranche D Maturity Date” means the date falling five (5) years after the expiry of the Utilisation Period for the Tranche D Facility.”

2.1.10	The definition of “Utilisation Period” is hereby replaced in its entirety by the following:
““Utilisation Period” means i) in respect of the Tranche D Facility only, the period starting on the Effective Date and ending on the earlier of (a) the date on which the Tranche D Facility is fully utilised or (b) December 31, 2015; and ii) in respect of all other Tranches, the period starting on the Effective Date and ending on the earlier of (a) the date on which the applicable Facility Amount is fully utilised or (b) the date falling thirty‑three (33) months after the Effective Date, provided that Lessor shall use commercially reasonable efforts to extend the Utilisation Period if Lessee is not in Default hereunder and such extension is required for the delivery of delayed Equipment.”

2.2	Section 3.1 of the Original Agreement is hereby replaced in its entirety by the following:
“3.1    Subject to the terms and conditions of this Master Agreement, the Lessor has agreed to make available to the Lessee the Facilities in an amount not to exceed USD132,000,000, being the sum of the outstanding Tranche A Facility Amount, the Tranche B Facility Amount, the Tranche C Facility Amount and the Tranche D Facility Amount at any time, to be used by the Lessee to require the Lessor to (a) purchase, at the direction of the Lessee, Equipment (i) from the Lessee for the Acquisition Cost thereof, provided Lessee has furnished Lessor with the Upfront Payment, a Deposit LC or a Cash Deposit, or (ii) directly from the Seller for the Acquisition Cost using the Upfront Payment from the Lessee and the Lessor’s Share; and (b) lease Equipment, title to which the Lessor has previously acquired from a Seller or the Lessee, to the Lessee on the terms and conditions of this Master Agreement and the applicable Lease.”

2.3	The word “and” is struck after Section 4.1(e), added after Section 4.1(f) and Section 4.1(g) is added as follows:
“4.1(g)    In the case of the Tranche D Facility, i) the Tranche A Facility, the Tranche B Facility and the Tranche C Facility have been exhausted; ii) neither the Lessee nor Terrane is in default under the Royal Gold Purchase Agreement; iii) the Lessee has furnished Lessor with all independent engineer reports required hereunder; and iv) the rolling twelve (12) month average market price, as determined above, has not fallen below the following for: A) gold, USD750 per ounce; and B) copper, USD1.60 per pound.”

2.4	Section 4.3 is added as follows:
“4.3    Notwithstanding the terms of Section 4.2 hereof, the Lessee may replace one (1) new 793 Caterpillar Truck of the three such trucks previously identified in Utilisation Notices by one (1) new 994 Caterpillar Loader, provided that Lessee complies with all of the other terms and conditions of this Master Agreement.”

2.5	Section 8.2(j) of the Original Agreement is replaced in its entirety by the following:
“8.2(j)    the Surety Bond described at Section 35 hereof, as amended, the Upfront Payment, the Cash Deposit or the Deposit LC, if applicable, and the relevant Bridging LC;”

2.6	Section 10.2 of the Original Agreement is hereby replaced in its entirety by the following:
“The Lessee shall throughout the relevant Lease Period pay or procure payment of, and without demand, the Lease Payments to the Lessor in the amounts and at the times set out in this Master Agreement and each Lease. Each Lease Period shall be a period of either five (5) years or four (4) years, as specified in the applicable Lease Contract, from and including the Start Date and terminating either five (5) years or four (4) years, as specified in the applicable Lease Contract, from the first (1st) day of the month immediately following the Start Date, provided that the Lease Period shall not extend beyond the Tranche A Maturity Date, the Tranche B Maturity Date, the Tranche C Maturity Date or the Tranche D Maturity Date, as applicable. With the consent of the Lessee, availability under a Tranche may be terminated with the unused balance of that Tranche added to the next succeeding Tranche for all purposes hereof.”

2.7	Section 10.4 of the Original Agreement is hereby replaced in its entirety with the following:
“Each Lease Payment shall have an additional charge added thereto on the Due Date therefor. Such additional charge shall be equal to the amount of interest that would be payable on such

Lease Payment on the basis that the interest rate applicable to all outstanding Lease Payments was either i) ninety (90) day LIBOR plus 3.45% per annum (3.65% per annum in respect of the Tranche D Facility) where LIBOR is determined on the applicable Start Date in respect of the first Lease Payment payable under the relevant Lease and for each subsequent Lease Payment on each Due Date following such Start Date; or ii) the CDOR Rate in respect of 90 day bankers’ acceptances plus 3.90% per annum (4.10% per annum in respect of the Tranche D Facility) where the CDOR Rate is determined on the applicable Start Date in respect of the first Lease Payment payable under the relevant Lease and for each subsequent Lease Payment on each Due Date following such Start Date. Said additional charge shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, in respect of an additional charge based on LIBOR and a year of 365 days or the actual number of days in the year in respect of an additional charge based on the CDOR Rate.
At the time of execution of each Lease, the Lessor shall furnish to the Lessee an indicative amortization schedule for the entire Lease Period showing payments of (i) Lease Payments; (ii) the Upfront Payment, if any; (iii) the additional charge set forth above, based on LIBOR or on the CDOR Rate in respect of the Start Date; and (iv) all applicable Taxes. The payments of the Price and thus the amortization schedule shall be amended for each ninety (90) day period to reflect increases or decreases to LIBOR or the CDOR Rate, as applicable, and thus the applicable additional charge, without the Lessor being under any obligation to provide a new amortization schedule to the Lessee. Any such adjustment to the additional charge, if not made on the applicable Due Date, shall be paid by or credited to the Lessee on the following Due Date.
The Lessee may, twenty (20) days prior to the issue of any Utilisation Notice to the Lessor, request in writing that the Lessor furnish it with a quotation for the additional charge described in this Section 10.4 as a function not of LIBOR or the CDOR Rate but rather Lessor’s Fixed Rate. Within five (5) Business Days, Lessor shall furnish Lessee with a quotation for the additional charge for the entire term of the applicable Lease Period in USD or C$, as requested by the Lessee. If Lessee accepts such quotation, its Utilisation Notice shall reflect the quotation based on the Lessor’s Fixed Rate for the Lease Period, with the Lease Payments reflecting five (5) or four (4) year amortization and twenty (20) or sixteen (16), as specified in the Lease Contract, equal consecutive quarterly blended payments of principal and interest. Prepayment of any Lease in which the additional amount is calculated by reference to the Lessor’s Fixed Rate shall be subject to payment of an amount equal to five percent (5%) of the then outstanding principal balance under the Lease during the first (1st) year thereof, four percent (4%) thereof in the second (2nd) year, three percent (3%) in the third (3rd) year, two percent (2%) in the fourth (4th) year and, for a five (5) year term, one percent (1%) in the fifth (5th) year thereof, all as a genuine pre estimate of damages and not as a penalty.
If, prior to the first (1st) day of any Lease Period, Lessor shall determine in good faith (which determination shall be certified by the Lessor to the Lessee and conclusive and binding upon the Lessee) that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining LIBOR or the CDOR Rate for such Lease Period; or (ii) the additional charge calculated hereinabove by reference to LIBOR or the CDOR Rate for such Lease Period will not adequately and fairly reflect the cost to the Lessor (in reasonable detail by Lessor) of making or maintaining its affected Leases with such additional charge, Lessor shall notify Lessee as soon as practicable and furnish Lessee with a quotation in reasonable detail for the said additional charge based on the Lessor’s cost of funds plus 3.45% per annum (3.65% per annum in respect of the Tranche D Facility). Lessor shall, together with that quotation, provide written evidence of the increased cost of funds to the Lessee and, within the forty five (45) days following the delivery of such quotation, the parties shall negotiate an annual rate to apply within the aforesaid market disruption period. In the absence of agreement, Lessor’s quotation shall remain in effect until the termination of the circumstances causing the said market disruption and if the Lessee is dissatisfied with that rate, its sole recourse is to not enter into the Lease Contract in question or to prepay, without interest or penalty, the affected Lease.”

2.8	Section 18.6 is added as follows:
“The Lessor may apply the proceeds from the sale of the Equipment, either returned or repossessed, or any other proceeds or recovery regarding the Equipment owned by the Lessor to the payment of all existing and future indebtedness, liability and obligations of the Lessee to the Lessor pursuant to the Master Agreement, any Lease Contract or any other Lease Document.”

2.9	Section 35 of the Original Agreement is hereby amended by striking the first clause of the first line and replacing the word “Lessor” with “Lessee” in the eighth line.

2.10	Section 35(2) is hereby replaced in its entirety with the following:
“The Surety Bond shall be renewable annually by its terms and shall be so renewed by the Lessor in an amount not exceeding fifteen percent (15%) of the outstanding principal amount of all Lease Payments under the Master Agreement on the Effective Date of the Tranche D Facility, and released on the conditions set forth at Section 35(1) above.”

3.	FEES AND COSTS

3.1
The Lessee shall pay to the Lessor a commitment fee in US Dollars, computed at the rate of 0.40% per annum on unused portion of the Tranche D Facility commencing on January 1, 2015, payable quarterly in arrears during the Utilisation Period for the Tranche D Facility and on the last day of its Utilisation Period and, if all the Leases are terminated prior to the end of such Utilisation Period, on the date of termination of the Master Agreement and such Leases.

3.2	The Lessee shall also pay to Caterpillar Financial SARL as arranger a one-time amendment fee of USD25,000 upon execution hereof.

3.3
The Lessee shall promptly on demand pay to the Lessor the amount of all costs and expenses (including legal fees) reasonably incurred by the Lessor in connection with the negotiation, preparation and execution hereof and in any other Lease Document relating hereto.

4.	EFFECTIVENESS
This fourth amending agreement amends the Original Agreement. The Original Agreement, as amended hereby, shall constitute one agreement and the Master Agreement, so amended, is hereby ratified and confirmed by the parties hereto.

5.	NO DEFAULT
The execution and delivery hereof by the Lessee and Terrane and the completion of the transactions herein contemplated shall not constitute a default or a breach under the terms of the Royal Gold Purchase Agreement, the Senior Loan Agreement or otherwise.

6.	COUNTERPARTS
This fourth amending agreement may be executed in a number of counterparts and by different parties hereto or separate counterparts each of which when executed and delivered shall constitute an original but all counterparts together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this fourth amending agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

7.	LANGUAGE
The parties hereto have required that this agreement be drafted in English. Les parties aux présentes ont exigé que cette convention soit rédigée en anglais.

[Signature page follows]

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE PLACE AND AS OF THE DATE FIRST ABOVE WRITTEN.

CATERPILLAR FINANCIAL SERVICES LIMITED	THOMPSON CREEK METALS COMPANY INC.
By:/s/ Renee Taraso Renee Taraso Credit & Operations Manager	By:/s/ Pamela Saxton Pamela Saxton Executive VP & CFO

TERRANE METALS CORP.
By:/s/ Pamela Saxton Pamela Saxton Executive VP & CFO